EXHIBIT 99.1

WLG Reports Fiscal 2007 Results -- Revenues Exceed $176 Million -- Up 76% Over Prior Year Revenues of $100 Million

Chicago.—(PR Newswire)—April 2, 2008--WLG Inc. ("WLG") (OTCBB:WLGI.OB), a global provider of integrated transport and logistics services, is pleased to report its financial results for the year ended December 31, 2007.

Financial Overview -- Revenues exceed $176 million

For fiscal year 2007, WLG reported an increase in revenues of 76% to $176.3 million, compared to last year's revenues of $100.3 million. In 2007, WLG's EBITDA (earnings before interest, taxes, depreciation and amortization) rose by 71% over 2006, growing to $3.62 million, compared to $2.12 million in 2006. Net income before taxes increased from $1.05 million in 2006 to $1.86 million in 2007, for an increase of nearly 77%. Non-cash charges for depreciation and amortization in 2007 were $1.2 million, compared to $0.72 million for 2006, with substantially all of the increase attributable to intangible assets acquired in the acquisitions completed by WLG in late 2006 and in 2007.

WLG's assets at the end of 2007 were $42.1 million, compared to $27.1 million for 2006, for an increase of $15.0 million, while total liabilities increased by $9.1 million. WLG’s shareholders’ equity increased from $9.8 million at December 2006, to $15.7 million, or 60%, at the end of 2007.

Management Review and Outlook

Mr. Christopher Wood, WLG's Chief Executive Officer commented, "During 2007, we achieved a number of important milestones for WLG. First, to increase global brand awareness, we changed our corporate name, and we are now WLG Inc. Next, I am very happy to report that our revenues and earnings for 2007 increased by substantial amounts over 2006. In July 2007, we completed the purchase of World Commerce Services, LLC, ("WCS"), a full-service US based logistics company, adding two new offices for our US operations in the key gateway cities of San Francisco and New York. The majority of WCS's business is handling imports from China, so not only did we add to our US expertise in this trade lane, but we have increased the business handled by our China offices and the volume of cargoes we ship across the Pacific. For us, it is critical that each of our acquisitions provide synergistic opportunities to grow our business, and WCS has proven a good fit for us. Our operations in the UK and Australia added new warehouse space to increase our logistics and warehousing capabilities, and we see this as an expanding segment of our services, not only in these countries but in China and the US.

In 2007, we continued our efforts to improve our information technology platforms, particularly in the areas of warehouse management, shipment tracking and purchase order management for all of our customers, both regionally and internationally.

In my comments for fiscal 2006, I stated that WLG is strategically positioned to compete more effectively in the international logistics arena, and, with the changes for 2007, I believe that is even more true today. For 2008, all of us at WLG are committed to increasing our revenues, expanding our services and continuing our attention to quality. As we move forward, I am confident that we will continue to improve profits and create value for our shareholders."

About WLG Inc.

WLG Inc. is an international, non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services to customers throughout the world. Additional information is available at http://www.wakogroup.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; WLG's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of WLG's competitors; and the need for WLG to effectively integrate acquired businesses and to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect WLG are included in WLG's filings with the Securities and Exchange Commission, including its most recent Form 10-K filing.

Reconciliation of Non−GAAP Measures

WLG believes that net income applicable to common stock is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. In addition, the presentation of EBITDA is relevant and useful because we believe that EBITDA is the most frequently used measurement by the logistics industry, financial analysts and others in the financial community to evaluate our operating performance, as well as that of our competitors.

The following table reconciles WLG’s EBITDA with net income applicable to common stock as derived from WLG’s 2006 and 2007 audited financial statements:

WLG Inc.

Reconciliation of Non-GAAP Measure

For the years ended December 31	2006		2007
	$	(‘000)	$	(‘000)

Net income applicable to common stock		463		1,025
Add back:

Dividends on preferred stock		90		90
Income taxes		501		748
Interest expense		392		651
Interest income		(46)		(59)
Depreciation and amortization		719		1,164
Total add backs		1,656		2,594

EBITDA		$2,119		$3,619

Contact:
Chris Wood
   chrisw@wakogroup.com